Exhibit 99.1

February 22, 2023

PDC Energy, Inc. Announces Full-Year and Fourth Quarter 2022 Financial and Operating Results; Provides 2023 Guidance

DENVER, February 22, 2023: PDC Energy, Inc. (“PDC” or the “Company”) (Nasdaq:PDCE) announced its full year and fourth quarter 2022 financial and operating results and provided 2023 guidance.

2022 Fourth Quarter Highlights:

•Total production of 22.7 million barrels of oil equivalent (“MMBoe”) or approximately 247,000 Boe per day and oil production of 7.4 million barrels (“MMBbls”) or approximately 80,000 Bbls per day.

•Net cash from operating activities of approximately $690 million, adjusted cash flows from operations, a non-U.S. GAAP metric defined below, of approximately $605 million and oil and gas capital investments of approximately $345 million.

•Approximately $260 million of adjusted free cash flow (“FCF”), a non-U.S. GAAP metric defined below.

•Returned approximately $355 million of capital to shareholders through the repurchase of approximately 3.6 million shares, or approximately 4.0 percent of weighted common stock outstanding, and $1.00 in base and special dividends.

•Reduced debt by approximately $80 million, exiting the quarter with approximately $1.3 billion in long-term debt and a leverage ratio of 0.5x.

•In December. 2022, the Colorado Oil and Gas Conservation Commission (“COGCC”) unanimously approved PDC’s Guanella Comprehensive Area Plan (“CAP”), which encompasses approximately 33,000 consolidated net acres, 22 locations and approximately 450 wells in Weld County, Colorado.

2022 Full Year Highlights:

•Total production of 85.0 MMBoe or approximately 233,000 Boe per day and oil production of 27.5 MMBbls or approximately 75,000 Bbls per day.

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•Net cash from operating activities of approximately $2.8 billion, adjusted cash flows from operations, a non-U.S. GAAP metric defined below, of approximately $2.5 billion and oil and gas capital investments of approximately $1.1 billion.

•Approximately $1.4 billion of adjusted free cash flow (“FCF”), a non-U.S. GAAP metric defined below.

•Returned approximately $1.0 billion of capital to shareholders through the repurchase of approximately 12.1 million shares, or approximately 12 percent of weighted common stock outstanding, and $1.95 in base and special dividends.

•Estimated SEC proved reserves as of year-end 2022 were approximately 1,100 MBoe with a standardized measure value of its proved reserves of $15.0 billion and a discounted pre-tax PV-10 value of $19.1 billion.

CEO Commentary

President and Chief Executive Officer, Bart Brookman, commented, “Execution in 2022 helped expand the foundation of PDC’s continued long-term success in creating value for its shareholders. The Great Western transaction early in the year increased our inventory of top tier opportunities in the core Wattenberg Field. Last year we also gained confidence in the long-term development of our drilling programs with the COGCC’s unanimous approval of the Guanella CAP. PDC achieved these major 2022 milestones while simultaneously returning $1 billion of free cash flow to shareholders. We exited the year with approximately 1.1 billion barrels equivalent of proved reserves, a rock-solid balance sheet and a durable inventory of projects capable of driving a sustainable production growth profile for years to come.”

“Finally, I want to recognize the work our PDC team has done on the environmental front. These efforts have resulted in year-over-year GHG intensity and methane emission reductions greater than 30 percent and 50 percent respectively, far surpassing our 15 percent and 30 percent targets. I am also proud to report that the 2022 methane emission numbers effectively met our 2025 methane emission target three years ahead of schedule. Expect a reassessment of our 2025 and 2030 emissions goals in the near future which will align with this 2022 outperformance. Through all these efforts, PDC is positioned to contribute some of the lowest emissions production in the world.”

Operations Update

In the fourth quarter of 2022, PDC invested approximately $345 million while delivering total production of 22.7 MMBoe, or approximately 247,000 Boe per day, and oil production of 7.4 MMbls, or approximately 80,000 barrels per day. Total production and oil production were relatively flat in the fourth quarter of 2022 compared to the third quarter of 2022, primarily due to the net impact of turn-in-line activities in the fourth quarter offset by an approximate 450 thousand Boe impact as a result of severe weather conditions in December 2022. For the full year, we invested approximately $1.1 billion while delivering total production of 85.0 MMBoe, or approximately 233,000 Boe per day, and oil production of 27.5 MMbls, or approximately 75,000 barrels per day.

In the Wattenberg Field, the Company invested approximately $318 million to operate an average of three drilling rigs and approximately two completion crews in the fourth quarter, resulting in 53 spuds and 50 TILs. Total production for the quarter was 20.1 MMBoe, or approximately 219,000 Boe per day, while oil production was approximately 6.4 MMBoe, or approximately 70,000 Boe per day. Full-year Wattenberg activity consisted of capital investments of approximately $925 million, 174 spuds and 164 TILs. Total production was 74.0 MMBoe, or approximately 203,000 Boe per day, while oil production was approximately 23.1 MMBbls, or approximately 63,000 Bbls per day. PDC exited the fourth quarter with approximately 200 drilled, uncompleted wells (“DUCs”) and approximately 915 approved permits in hand, inclusive of the CAP approved locations.
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In the Delaware Basin, PDC invested approximately $27 million to operate one drilling rig in the fourth quarter. Total production was 2.6 MMBoe, or approximately 28,000 Boe per day, while oil production was approximately 1.0 MMBoe, or approximately 11,000 Boe per day. For the full-year, PDC invested approximately $195 million to spud 13 wells and TIL 19 wells. Total production and oil production averaged approximately 30,000 Boe per day and 12,000 Bbls per day, respectively.

Shareholder Returns and Financial Position

The Company returned approximately $1.0 billion of capital to shareholders in 2022 through share repurchases, base dividends and special dividends. In the fourth quarter the Company invested approximately $260 million to repurchase approximately 3.6 million shares of common stock, paid its $0.35 per share base quarterly dividend and paid a $0.65 per share special dividend. In February, the Board of Directors declared an increase to its quarterly cash dividend from $0.35 to $0.40 per share on PDC’s outstanding common stock.

Also in February, 2023, the Board of Directors approved an incremental $750 million dollar increase to the Company’s existing $1.25 billion share repurchase program,bringing the total authorization to $2.0 billion. The Company remains committed to returning a minimum of 60 percent of its annual post base dividend FCF to shareholders through the Company’s share repurchase program and a year-end special dividend, if needed.

During the fourth quarter, the Company reduced its debt by approximately $80 million. At year end, the Company had approximately $6 million of cash on hand and approximately $370 million drawn on its credit facility. The leverage ratio was 0.5x at December 31, 2022.

Colorado Permitting and Guanella Comprehensive Area Plan (“CAP”)

In December, the Colorado Oil and Gas Conservation Commission (“COGCC”) unanimously approved, with overwhelming support of PDC’s efforts, the Company’s CAP, which encompasses approximately 33,000 consolidated net acres, 22 locations and approximately 450 wells in Weld County, Colorado.

The Guanella CAP further supports the Company’s long-term planning and permitting efforts. The Company expects to continue an active Oil & Gas Development Plan (“OGDP”) permitting program to maintain a multi-year inventory of projects and provide operational flexibility to most responsibly develop our 275,000 net acres in the Wattenberg Field.

Year-End Proved Reserves and Inventory

PDC’s estimated SEC proved reserves as of year-end 2022 were approximately 1,100 MBoe, with proved developed reserves accounting for approximately 47 percent of the total. Year-end 2022 reserves reflect an increase of 35 percent compared to year-end 2021, which equates to a 440 percent reserve replacement ratio. Using SEC pricing of approximately $93.67 per Bbl WTI, $6.36 per MMBtu natural gas and NGL realizations of approximately $31.60 per Bbl, the Company’s standardized measure value of its proved reserves was $15.0 billion and the discounted pre-tax PV-10 of those reserves was $19.1 billion.

In Wattenberg, the Company’s estimated year-end undeveloped inventory, including DUCs, was approximately 2,100 locations, inclusive of 200 DUCs, with an average lateral length of approximately 10,000 feet. From a regulatory prospective, more than 50 percent of our TIL inventory are DUCs, have permits or fall under the CAP. Total inventory represents an inventory life of more than ten years at the current development pace.
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In the Delaware Basin, with a relaxed spacing program, we have a gross operated core economic inventory of approximately 60 horizontal locations, inclusive of 12 gross operated DUCs. Our core economic inventory represents three plus years of running room at current rig activity levels. The team has also identified approximately 40 additional contingent locations targeting other known producing zones and shorter lateral wells that require additional evaluation or improved pricing before including in our core inventory count.

2023 Capital Investment and Financial Guidance

PDC anticipates 2023 capital investments of $1,350 to $1,500 million to generate between 255,000 and 265,000 Boe per day of production and 82,000 to 86,000 Bbls per day of oil.

In the Wattenberg Field, the Company expects to invest approximately 80 percent of its total capital investments in 2023 to run a three rig program and one full time plus an intermittent completion crew. PDC expects to spud and complete approximately 200 to 225 wells in the field in 2023. The capital budget also includes non-op, infrastructure, land and ESG-related projects.

In the Delaware, the Company expects to invest approximately 20 percent of its total capital investments in 2023 to run a one rig program and a partial completion crew. PDC expects to spud and complete approximately 15 to 25 wells in 2023. The 2023 program reflects its relaxed spacing design with a focus primarily on the Wolfcamp A and B zones.

The 2023 guidance summary is provided in the table below.

2023 Guidance Highlights

2023 Guidance
Operational
Total Oil and Gas Production (Mboe/d)	255-265
Oil Production (Mbbl/d)	82-86
Oil and Gas Capital Investments (millions)	$1,350-$1,500

Financial
Commodity Price Assumption (NYMEX Oil & Gas, NGL)	$75/$3/$20
Adjusted Free Cash Flow (“FCF”)[1] (millions)	~$825

Balance Sheet
Year End 2023 Net Leverage Ratio	0.5x
_____________
(1)FCF is a non-U.S. GAAP financial measure.

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The table below provides additional 2023 financial guidance:

	Low	High
Operating Expenses
Lease operating expense (“LOE”) (millions)	$290	$320
Transportation, gathering and processing expense (“TGP”) (per Boe)	$1.40	$1.60
Production taxes (% of Crude oil, natural gas & NGLs sales)	7%	8%
General and administrative expense (“G&A”) (millions)	$155	$170
Cash Income Taxes (millions)	$5	$25

Estimated Price Realizations (excludes TGP)
Crude oil (% of NYMEX)	95%	99%
Natural gas (% of NYMEX)	70%	80%

In the first quarter, the Company expects to invest between $400 and $475 million and total production to be in a range of 240,000 to 255,000 Boe per day and 78,000 to 84,000 Bbls per day of oil production.

In the second quarter, the Company expects to invest between $325 and $400 million and total production to be in a range of 257,000 to 272,000 Boe per day and 84,000 to 90,000 Bbls per day of oil production.

Environmental, Social and Governance (“ESG”)

Year-over-year GHG intensity and methane emission reductions were greater than 30 percent and 50 percent, respectively, and surpassed our 15 percent and 30 percent targets. Compared to our 2020 baseline, the 2022 methane emission numbers effectively met our 2025 target reduction of 50 percent. The key components to our success in 2022 include benefits from the ESG accretive Great Western transaction, retrofitting wells with air pneumatics, the essential elimination of all routine flaring in both basins, and the plugging and abandonment of more than 250 wells. As a result of our accelerated achievement, we are currently reassessing our 2025 and 2030 goals to align with 2022 outperformance.

Oil and Gas Production, Sales and Operating Cost Data

Fourth quarter crude oil, natural gas and NGLs sales, excluding net settlements on derivatives, were $976 million, a 19 percent decrease compared to third quarter of 2022 of $1,201 million. The decrease in sales between periods was due to an 18 percent decrease in the weighted average realized sales price per Boe to $42.95 from $52.25 and a 1 percent decrease in production from 23.0 MMBoe to 22.7 MMBoe. The decrease in sales price was primarily driven by a 10 percent, 30 percent and 24 percent decrease in weighted average realized crude oil, natural gas and NGLs prices, respectively. The combined revenue from crude oil, natural gas and NGLs sales and net settlements on commodity derivative instruments was $809 million in the fourth quarter of 2022 compared to $948 million in the prior quarter.

Full-year crude oil, natural gas and NGLs sales, excluding net settlements on derivatives, were $4,297 million, a 68 percent increase over 2021 levels of $2,553 million. The increase in sales between periods was due to a 41 percent increase in weighted average realized sales price per Boe to $50.53 from $35.78. The increase in sales price between periods was driven by a 39 percent, 67 percent and 16 percent increases in weighted average realized crude oil, natural gas and NGL prices, respectively. The combined revenue from crude oil, natural gas and NGLs sales and
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net settlements on commodity derivative instruments was approximately $3,417 million in 2022 compared to approximately $2,142 million in 2021.

The following table provides weighted average sales price, by area, excluding net settlements on derivatives and TGP, for the periods presented:

	Three Months Ended			Year Ended December 31,
	December 31, 2022	September 30, 2022	Percent Change	2022	2021	Percent Change

Crude oil (MBbls)
Wattenberg Field	6,406	6,299	2%	23,082	18,901	22%
Delaware Basin	974	1,110	(12)%	4,404	3,781	16%
Total	7,380	7,409	—%	27,486	22,682	21%

Average Sales Price	$82.24	$91.88	(10)%	$93.80	$67.49	39%

Natural gas (MMcf)
Wattenberg Field	47,502	46,631	2%	175,040	154,150	14%
Delaware Basin	5,977	6,316	(5)%	24,322	21,597	13%
Total	53,479	52,947	1%	199,362	175,747	13%

Average Sales Price	$4.20	$6.03	(30)%	$4.94	$2.96	67%

NGLs (MBbls)
Wattenberg Field	5,799	6,083	(5)%	21,748	17,300	26%
Delaware Basin	631	664	(5)%	2,577	2,060	25%
Total	6,430	6,747	(5)%	24,325	19,360	26%

Average Sales Price	$22.49	$29.75	(24)%	$30.17	$25.94	16%

Crude oil equivalent (MBoe)
Wattenberg Field	20,122	20,153	—%	74,003	61,892	20%
Delaware Basin	2,601	2,827	(8)%	11,035	9,441	17%
Total	22,723	22,980	(1)%	85,038	71,333	19%

Average Sales Price	$42.95	$52.25	(18)%	$50.53	$35.78	41%

Production costs for the fourth quarter of 2022, which include LOE, production taxes and TGP, were $165 million, or $7.28 per Boe, compared to $200 million, or $8.69 per Boe, in the third quarter of 2022. The decrease in production costs per Boe was primarily due to a 37 percent decrease in production taxes as a result of the decrease in realized sales prices between periods.

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The following table provides the components of production costs for the periods presented:

	Three Months Ended		Year Ended December 31,
	December 31, 2022	September 30, 2022	2022	2021
Lease operating expenses	$69.1	$69.2	$263.0	$180.7
Production taxes	61.5	98.1	311.8	165.2
Transportation, gathering and processing expenses	34.7	32.3	124.6	100.4
Total	$165.3	$199.6	$699.4	$446.3

	Three Months Ended		Year Ended December 31
	December 31, 2022	September 30, 2022	2022	2021
Lease operating expenses per Boe	$3.04	$3.01	$3.09	$2.53
Production taxes per Boe	2.71	4.27	3.67	2.32
Transportation, gathering and processing expenses per Boe	1.53	1.41	1.46	1.41
Total per Boe	$7.28	$8.69	$8.22	$6.26

Financial Results

Net income for the fourth quarter of 2022 was $350 million, or $3.79 per diluted share, compared to $798 million, or $8.30 per diluted share in the third quarter of 2022. The quarter-over-quarter change was primarily due to a $225 million decrease in sales and a $100 million commodity risk management loss in the fourth quarter compared to a $307 million commodity risk management gain in the third quarter of 2022, partially offset by (i) a $134 million decrease in income tax expense, (ii) a $35 million decrease in production costs and (iii) an $11 million decrease in exploration expense between periods. Adjusted net income, a non-U.S. GAAP financial measure defined below, was $297 million in the fourth quarter of 2022 compared to $363 million in the third quarter of 2022. With the exception of the tax-affected net change in fair value of unsettled derivatives, the same factors impacted adjusted net income.

Net income for the full year of 2022 was $1,778 million, or $18.49 per diluted share, compared to $522 million, or $5.22 per diluted share in 2021. The year-over-year change was primarily due (i) an increase in crude oil, natural gas and NGLs sales of $1,744 million, (ii) a $238 million decrease in net commodity risk management loss and (iii) a gain on bargain purchase in the Great Western acquisition of $90 million. These positive factors were partially offset by (i) a $428 million increase in income tax expense, (ii) a $253 million increase in production costs and (iii) a $114 million increase in depreciation, depletion and amortization expense between periods. Adjusted net income, a non-U.S. GAAP financial measure defined below, was $1,450 million in 2022 compared to $800 million in 2021. With the exception of the tax-affected net change in fair value of unsettled derivatives, the same factors impacted adjusted net income.

Net cash from operating activities for the fourth quarter of 2022 was approximately $688 million compared to $848 million in the third quarter of 2022. Adjusted cash flows from operations, a non-U.S. GAAP metric defined below, was approximately $604 million and $701 million in the fourth and third quarter of 2022, respectively. The quarter-over-quarter decrease in adjusted cash flows from operations was primarily due to a decrease in sales, net of derivative settlements, and partly offset by reduced production taxes between periods. Adjusted free cash flows, a non-U.S. GAAP metric defined below, decreased to $258 million from $440 million in the third quarter of 2022.

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Net cash from operating activities for the full year 2022 was approximately $2,772 million compared to $1,548 million in 2021. Adjusted cash flows from operations, a non-U.S. GAAP metric defined below, was approximately $2,538 million and $1,533 million for full year 2022 and 2021, respectively. The year-over-year increase in adjusted cash flows from operations was primarily due to an increase in sales partially offset by increases in net cash settlement losses and production costs between periods. Adjusted free cash flows, a non-U.S. GAAP metric defined below, increased to $1,421 million from $949 million in 2021.

G&A was $36 million, or $1.60 per Boe, in the fourth quarter of 2022 compared to $40 million, which includes $4.9 million in Great Western transaction and transition related expense, or $1.75 per Boe, in the third quarter of 2022.

G&A, which includes cash and non-cash expense and $18.2 million in Great Western transaction and transition related expense, was $156 million, or $1.84 per Boe, for the full year of 2022 compared to $128 million, or $1.79 per Boe, for the full year 2021. Excluding the transaction and transition costs associated with the Great Western acquisition, G&A was $1.62 per Boe for the full year of 2022.

Reconciliation of Non-U.S. GAAP Financial Measures

We use “adjusted cash flows from operations,” “adjusted free cash flow (deficit),” “adjusted net income (loss)” and “adjusted EBITDAX,” non-U.S. GAAP financial measures, for internal management reporting, when evaluating period-to-period changes and, in some cases, in providing public guidance on possible future results. In addition, we believe these are measures of our fundamental business and can be useful to us, investors, lenders and other parties in the evaluation of our performance relative to our peers and in assessing acquisition opportunities and capital expenditure projects. These supplemental measures are not measures of financial performance under U.S. GAAP and should be considered in addition to, not as a substitute for, net income (loss) or cash flows from operations, investing or financing activities and should not be viewed as liquidity measures or indicators of cash flows reported in accordance with U.S. GAAP. The non-U.S. GAAP financial measures that we use may not be comparable to similarly titled measures reported by other companies. In the future, we may disclose different non-U.S. GAAP financial measures in order to help us and our investors more meaningfully evaluate and compare our future results of operations to our previously reported results of operations. We strongly encourage investors to review our financial statements and publicly filed reports in their entirety and to not rely on any single financial measure.

Adjusted cash flows from operations and adjusted free cash flow (deficit). We believe adjusted cash flows from operations can provide additional transparency into the drivers of trends in our operating cash flows, such as production, realized sales prices and operating costs, as it disregards the timing of settlement of operating assets and liabilities. We believe adjusted free cash flow (deficit) provides additional information that may be useful in an investor analysis of our ability to generate cash from operating activities from our existing oil and gas asset base to fund exploration and development activities and to return capital to stockholders in the period in which the related transactions occurred. We exclude from this measure cash receipts and expenditures related to acquisitions and divestitures of oil and gas properties and capital expenditures for other properties and equipment, which are not reflective of the cash generated or used by ongoing activities on our existing producing properties and, in the case of acquisitions and divestitures, may be evaluated separately in terms of their impact on our performance and liquidity. Adjusted free cash flow is a supplemental measure of liquidity and should not be viewed as a substitute for cash flows from operations because it excludes certain required cash expenditures. For example, we may have mandatory debt service requirements or other non-discretionary expenditures which are not deducted from the adjusted free cash flow measure.

We are unable to present a reconciliation of forward-looking adjusted cash flow because components of the calculation, including fluctuations in working capital accounts, are inherently unpredictable. Moreover, estimating
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the most directly comparable GAAP measure with the required precision necessary to provide a meaningful reconciliation is extremely difficult and could not be accomplished without unreasonable effort. We believe that forward-looking estimates of adjusted cash flow are important to investors because they assist in the analysis of our ability to generate cash from our operations.

Adjusted net income (loss). We believe that adjusted net income (loss) provides additional transparency into operating trends, such as production, realized sales prices, operating costs and net settlements on commodity derivative contracts, because it disregards changes in our net income (loss) from mark-to-market adjustments resulting from net changes in the fair value of our unsettled commodity derivative contracts, and these changes are not directly reflective of our operating performance.

Adjusted EBITDAX. We believe that adjusted EBITDAX provides additional transparency into operating trends because it reflects the financial performance of our assets without regard to financing methods, capital structure, accounting methods or historical cost basis. In addition, because adjusted EBITDAX excludes certain non-cash expenses, we believe it is not a measure of income, but rather a measure of our liquidity and ability to generate sufficient cash for exploration, development, and acquisitions and to service our debt obligations.

Cash Flows from Operations to Adjusted Cash Flows From Operations and Adjusted Free Cash Flow
	Three Months Ended		Year Ended December 31,
	December 31, 2022	September 30, 2022	2022	2021
Cash flows from operations to adjusted cash flows from operations and adjusted free cash flow:
Net cash from operating activities	$687.5	$848.4	$2,772.3	$1,547.8
Changes in assets and liabilities	(83.9)	(147.1)	(233.9)	(15.2)
Adjusted cash flows from operations	603.6	701.3	2,538.4	1,532.6
Capital expenditures for development of crude oil and natural gas properties	(295.8)	(240.2)	(1,069.5)	(583.1)
Capital expenditures for midstream assets	(1.3)	(5.7)	(10.1)	—
Change in accounts payable related to capital expenditures for oil and gas development activities and midstream assets	(48.9)	(15.0)	(38.2)	(0.5)
Adjusted free cash flow	$257.6	$440.4	$1,420.6	$949.0

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Net Income (Loss) to Adjusted Net Income (Loss) and Adjusted Earnings Per Share, Diluted
	Three Months Ended		Year Ended December 31,
	December 31, 2022	September 30, 2022	2022	2021
Net income (loss) to adjusted net income (loss):
Net income (loss)	$349.7	$798.0	$1,778.1	$522.3
(Gain) loss on commodity derivative instruments	100.3	(306.7)	463.6	701.5
Net settlements on commodity derivative instruments	(166.8)	(252.8)	(879.9)	(410.2)
Tax effect of above adjustments (1)	14.1	124.2	88.3	(14.0)
Adjusted net income (loss)	$297.3	$362.7	$1,450.1	$799.6

Earnings (Loss) per share, diluted	$3.79	$8.30	$18.49	$5.22
Loss (gain) on commodity derivative instruments	1.09	(3.19)	4.82	7.00
Net settlements on commodity derivative instruments	(1.81)	(2.63)	(9.15)	(4.09)
Tax effect of above adjustments (1)	0.15	1.29	0.92	(0.14)
Adjusted earnings per share, diluted	$3.22	$3.77	$15.08	$7.99
Weighted average diluted shares outstanding	92.3	96.1	96.2	100.2

Adjusted EBITDAX
	Three Months Ended		Year Ended December 31,
	December 31, 2022	September 30, 2022	2022	2021
Net income (loss) to adjusted EBITDAX:
Net income (loss)	$349.7	$798.0	$1,778.1	$522.3
Loss (gain) on commodity derivative instruments	100.3	(306.7)	463.6	701.5
Net settlements on commodity derivative instruments	(166.8)	(252.8)	(879.9)	(410.2)
Non-cash stock-based compensation	6.9	7.2	26.8	23.0
Interest expense, net	15.6	18.6	64.7	82.7
Income tax expense (benefit)	95.7	229.3	454.2	26.6
Impairment of properties and equipment	5.1	0.2	6.8	0.4
Exploration, geologic and geophysical expense	0.7	11.8	13.1	1.1
Depreciation, depletion and amortization	201.9	205.6	749.7	635.2
Accretion of asset retirement obligations	3.6	3.5	13.4	12.1
Loss (gain) on sale of properties and equipment	(0.1)	(0.1)	0.2	(0.9)
Adjusted EBITDAX	$612.6	$714.6	$2,690.7	$1,593.8

Cash from operating activities to adjusted EBITDAX:
Net cash from operating activities	$687.5	$848.4	$2,772.3	$1,547.8
Gain on bargain purchase	(5.6)	(4.6)	90.1	—
Interest expense, net (1)	15.6	18.6	64.7	75.8
Amortization and write-off of debt discount, premium and issuance costs	(1.4)	(1.4)	(5.4)	(13.5)
Exploration, geologic and geophysical expense (2)	0.2	0.3	1.1	1.1
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Adjusted EBITDAX
	Three Months Ended		Year Ended December 31,
	December 31, 2022	September 30, 2022	2022	2021
Other	0.2	0.4	1.8	(2.2)
Changes in assets and liabilities	(83.9)	(147.1)	(233.9)	(15.2)
Adjusted EBITDAX	$612.6	$714.6	$2,690.7	$1,593.8
___________
(1)Excludes loss on extinguishment from early retirement of our senior notes amounting to $6.9 million for the three months and year ended December 31, 2021.
(2)Excludes exploratory dry hole costs of $0.4 million and $12.0 million for the three months and year ended December 31, 2022.

PV-10. We define PV-10 as the estimated present value of the future net cash flows from our proved reserves before income taxes, discounted using a 10 percent discount rate. We believe that PV-10 provides useful information to investors as it is widely used by professional analysts and sophisticated investors when evaluating oil and gas companies. We believe that PV-10 is relevant and useful for evaluating the relative monetary significance of our reserves. Professional analysts, investors and other users of our financial statements may utilize the measure as a basis for comparison of the relative size and value of our reserves to other companies’ reserves. Because there are many unique factors that can impact an individual company when estimating the amount of future income taxes to be paid, we believe the use of a pre-tax measure is valuable in evaluating us and our reserves. PV-10 is not intended to represent the current market value of our estimated reserves. The difference, as of December 31, 2022, between the standardized measure value of our proved reserves of $15.0 billion and the PV-10 value of those reserves of $19.1 billion is the present value of estimated future income tax discounted at 10% of $4.1 billion.

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PDC ENERGY, INC.
Condensed Consolidated Statements of Operations
(unaudited, in thousands, except per share data)

	Three Months Ended		Year Ended December 31,
	December 31, 2022	September 30, 2022	2022	2021

Revenues
Crude oil, natural gas and NGLs sales	$976,003	$1,200,619	$4,296,681	$2,552,558
Commodity price risk management gain (loss), net	(100,328)	306,749	(463,611)	(701,456)
Other income	3,830	3,921	12,663	4,808
Total revenues	879,505	1,511,289	3,845,733	1,855,910
Costs, expenses and other
Lease operating expense	69,064	69,155	262,986	180,659
Production taxes	61,469	98,142	311,778	165,209
Transportation, gathering and processing expense	34,695	32,327	124,577	100,403
Exploration, geologic and geophysical expense	663	11,843	13,079	1,064
General and administrative expense	36,417	40,103	156,276	127,733
Depreciation, depletion and amortization	201,937	205,604	749,657	635,184
Accretion of asset retirement obligations	3,585	3,484	13,408	12,086
Impairment of properties and equipment	5,125	184	6,762	402
Gain on sale of properties and equipment	(75)	(86)	212	(912)
Other expenses	—	—	—	2,490
Total costs, expenses and other	412,880	460,756	1,638,735	1,224,318
Income (loss) from operations	466,625	1,050,533	2,206,998	631,592
Interest expense, net	(15,595)	(18,629)	(64,734)	(82,698)
Gain on bargain purchase	(5,595)	(4,621)	90,057	—
Income (loss) before income taxes	445,435	1,027,283	2,232,321	548,894
Income tax (expense) benefit	(95,700)	(229,318)	(454,200)	(26,583)
Net income (loss)	$349,735	$797,965	$1,778,121	$522,311

Earnings (Loss) per share:
Basic	3.84	8.40	18.76	$5.30
Diluted	3.79	8.30	18.49	5.22

Weighted average common shares outstanding:
Basic	91,031	94,950	94,796	98,546
Diluted	92,335	96,122	96,174	100,154

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PDC ENERGY, INC.
Consolidated Balance Sheets
(unaudited, in thousands, except share and per share data)

	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$6,494	$33,829
Accounts receivable, net	546,311	398,605
Fair value of derivatives	31,963	17,909
Prepaid expenses and other current assets	8,987	8,230
Total current assets	593,755	458,573
Properties and equipment, net	7,293,355	4,814,865
Fair value of derivatives	25,562	15,177
Other assets	70,093	48,051
Total Assets	$7,982,765	$5,336,666

Liabilities and Stockholders’ Equity
Liabilities
Current liabilities:
Accounts payable	$244,406	$127,891
Production tax liability	244,737	99,583
Fair value of derivatives	274,218	304,870
Funds held for distribution	539,094	285,861
Accrued interest payable	11,655	10,482
Other accrued expenses	106,082	91,409
Total current liabilities	1,420,192	920,096
Long-term debt	1,314,010	942,084
Asset retirement obligations	171,665	127,526
Fair value of derivatives	53,600	95,561
Deferred income taxes	507,683	26,383
Other liabilities	532,870	314,769
Total liabilities	4,000,020	2,426,419

Commitments and contingent liabilities

Stockholders’ equity
Common shares - par value $0.01 per share, 150,000,000 authorized, 89,224,353 and 96,468,071 issued as of December 31, 2022 and 2021, respectively	892	965
Additional paid-in capital	2,823,364	3,161,941
Accumulated deficit	1,165,816	(249,954)
Treasury shares - at cost, 119,336 and 54,960 as of December 31, 2022 and 2021, respectively	(7,327)	(2,705)
Total stockholders’ equity	3,982,745	2,910,247
Total Liabilities and Stockholders’ Equity	$7,982,765	$5,336,666

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PDC ENERGY, INC.
Condensed Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Three Months Ended		Year Ended December 31,
	December 31, 2022	September 30, 2022	2022	2021
Cash flows from operating activities:
Net income (loss)	349,735	$797,965	$1,778,121	$522,311
Adjustments to net income (loss) to reconcile to net cash from operating activities:
Net change in fair value of unsettled commodity derivatives	(66,480)	(559,575)	(416,278)	291,268
Depreciation, depletion and amortization	201,937	205,604	749,657	635,184
Impairment of properties and equipment	5,125	184	6,762	402
Exploratory dry hole costs	434	11,536	11,970	—
Accretion of asset retirement obligations	3,585	3,484	13,408	12,086
Non-cash stock-based compensation	6,894	7,181	26,846	23,023
Amortization and write-off of debt discount, premium and issuance costs	1,361	1,360	5,436	13,468
Loss from extinguishment of debt	—	—	—	6,927
Deferred income taxes	95,400	229,019	452,900	26,383
Gain on bargain purchase	5,595	4,621	(90,057)	—
Other	82	(127)	(374)	1,539
Changes in assets and liabilities	83,865	147,158	233,933	15,205
Net cash from operating activities	687,533	848,410	2,772,324	1,547,796
Cash flows from investing activities:
Capital expenditures for development of crude oil and natural gas properties	(295,795)	(240,156)	(1,069,543)	(583,108)
Capital expenditures for midstream assets	(1,322)	(5,732)	(10,069)	—
Capital expenditures for other properties and equipment	(9,540)	(6,082)	(18,159)	(894)
Acquisition of crude oil and natural gas properties	—	—	(1,068,241)	—
Proceeds from sale of properties and equipment	77	179	717	5,073
Proceeds from divestitures	5,327	9,987	15,779	125
Net cash from investing activities	(301,253)	(241,804)	(2,149,516)	(578,804)
Cash flows from financing activities:
Proceeds from revolving credit facility and other borrowings	634,000	677,200	2,683,200	802,800
Repayment of revolving credit facility and other borrowings	(714,000)	(982,200)	(2,313,200)	(970,800)
Redemption of senior notes	—	—	—	(308,584)
Redemption of convertible notes	—	—	—	(200,000)
Payment of debt issuance costs	—	(54)	(101)	(13,066)
Purchase of treasury shares for employee stock-based compensation tax withholding obligations	(1,127)	(119)	(18,105)	(6,038)
Purchase of treasury shares under repurchase program	(262,290)	(261,030)	(818,325)	(156,795)
Dividends paid	(89,601)	(32,753)	(181,573)	(83,615)
Principal payments under financing lease obligations	(547)	(529)	(2,039)	(1,688)
Net cash from financing activities	(433,565)	(599,485)	(650,143)	(937,786)
Net change in cash, cash equivalents and restricted cash	(47,285)	7,121	(27,335)	31,206
Cash, cash equivalents and restricted cash, beginning of year	53,779	46,658	33,829	2,623
Cash, cash equivalents and restricted cash, end of year	$6,494	$53,779	$6,494	$33,829

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2022 Fourth Quarter Teleconference and Webcast

The Company invites you to join Bart Brookman, President and Chief Executive Officer; Scott Meyers, Chief Financial Officer; Lance Lauck, Executive Vice President Corporate Development and Strategy; and David Lillo, Senior Vice President Operations for a conference call at 11:00 a.m. ET on Thursday, February 23, 2023, to discuss the 2022 full year and fourth quarter results. The related slide presentation will be available on PDC's website at www.pdce.com.

To attend the conference call webcast, participants should register online at http://www.pdce.com/investors-overview/events-calendar-webcasts-presentations/. Parties interested in participating in the conference call telephonically will need to register at https://register.vevent.com/register/BId0db729446f64a4ea6358104aec20432. Once registered, participants will receive the dial in details and a unique PIN number. On the day of the call, participants are encouraged to dial in a minimum 15 minutes before the start of the call.

A replay of the webcast will be available two hours after the call and archived on the same web page for six months.

About PDC Energy, Inc.

PDC Energy, Inc. is a domestic independent exploration and production company that acquires, explores and develops properties for the production of crude oil, natural gas and NGLs, with operations in the Wattenberg Field in Colorado and Delaware Basin in west Texas. Its operations in the Wattenberg Field are focused in the horizontal Niobrara and Codell plays and our Delaware Basin operations are primarily focused in the horizontal Wolfcamp zones.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the
Securities Act of 1933 (“Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (“Exchange Act”) and the United States (“U.S.”) Private Securities Litigation Reform Act of 1995 regarding our business, financial condition, results of operations and prospects. All statements other than statements of historical fact included in and incorporated by reference into this report are “forward-looking statements”. Words such as expect, anticipate, intend, plan, believe, seek, estimate, schedule and similar expressions or variations of such words are intended to identify forward-looking statements herein. Forward-looking statements include, among other things, statements regarding permitting matters; future production, costs and cash flows and all other matters discussed in “2023 guidance Highlights”; drilling locations, zones and growth opportunities; capital expenditures and projects; the return of capital to shareholders through buybacks of shares and/or payments of dividends; and ESG matters.

The above statements are not the exclusive means of identifying forward-looking statements herein. Although forward-looking statements contained in this press release reflect our good faith judgment, such statements can only be based on facts and factors currently known to us. Forward-looking statements are always subject to risks and uncertainties, and become subject to greater levels of risk and uncertainty as they address matters further into the future. Throughout this press release or accompanying materials, we may use the term “projection” or similar terms or expressions, or indicate that we have “modeled” certain future scenarios. We typically use these terms to indicate our current thoughts on possible outcomes relating to our business or our industry in periods beyond the current fiscal year. Because such statements relate to events or conditions further in the future, they are subject to increased levels of uncertainty.

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Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:

•market and commodity price volatility, widening price differentials, and related impacts to the Company, including decreased revenue, income and cash flow, write-downs and impairments and decreased availability of capital;
•difficulties in integrating our operations as a result of any significant acquisitions, including the Great Western acquisition, or acreage exchanges;
•adverse changes to our future cash flows, liquidity and financial condition;
•changes in, and interpretations and enforcement of, environmental and other laws and other political and regulatory developments, including in particular additional permit scrutiny in Colorado;
•the coronavirus 2019 (“COVID-19”) pandemic, including its effects on commodity prices, downstream capacity, employee health and safety, business continuity and regulatory matters;
•declines in the value of our crude oil, natural gas and NGLs properties resulting in impairments;
•changes in, and inaccuracy of, reserve estimates and expected production and decline rates;
•timing and extent of our success in discovering, acquiring, developing and producing reserves;
•reductions in the borrowing base under our revolving credit facility;
•availability and cost of capital;
•risks inherent in the drilling and operation of crude oil and natural gas wells;
•timing and costs of wells and facilities;
•availability, cost, and timing of sufficient pipeline, gathering and transportation facilities and related infrastructure;
•limitations in the availability of supplies, materials, contractors and services that may delay the drilling or completion of our wells;
•potential losses of acreage or other impacts due to lease expirations, other title defects, or otherwise;
•risks inherent in marketing crude oil, natural gas and NGLs;
•effect of crude oil and natural gas derivative activities;
•impact of environmental events, governmental and other third-party responses to such events and our ability to insure adequately against such events;
•cost of pending or future litigation;
•impact to our operations, personnel retention, strategy, stock price and expenses caused by the actions of activist shareholders;
•uncertainties associated with future dividends to our shareholders or share buybacks;
•timing and amounts of federal and state income taxes;
•our ability to retain or attract senior management and key technical employees;
•an unanticipated assumption of liabilities or other problems with the Great Western acquisition or other acquisitions we may pursue;
•civil unrest, terrorist attacks and cyber threats;
•changes in general economic, business or industry conditions, including changes in interest rates and inflation rates and concerns regarding a global economic recession; and
•success of strategic plans, expectations and objectives for our future operations.

Further, we urge you to carefully review and consider the cautionary statements and disclosures, specifically those under the “Item 1A. Risk Factors” made in our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the U.S. Securities and Exchange Commission for further information on risks and uncertainties that could affect our business, financial condition, results of operations and prospects, which are incorporated by this reference as though fully set forth herein. We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. We undertake no obligation to update any forward-looking statements in order to reflect any event or circumstance occurring after the date of this release or
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currently unknown facts or conditions or the occurrence of unanticipated events. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contacts:	Aaron Vandeford
Director Investor Relations
303-381-9493
aaron.vandeford@pdce.com

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